                                                                Exhibit 99.2

                    [letterhead of CTA Public Relations]




CONTACT:       Mr. Michel P. Salbaing
               Senior Vice President and Chief Financial Officer
               MAIL-WELL, INC.
               (303) 790-8023

               Gregory B. Powell, Senior Vice President/General Manager Bevo Beaven, Vice President
               CTA PUBLIC RELATIONS
               (800) 959-9677


        MAIL-WELL FORECASTS LOWER THAN EXPECTED SECOND QUARTER SALES
         AND OPERATING RESULTS DUE TO CONTINUING INDUSTRY DOWNTURN.
      MAIL-WELL ALSO ANNOUNCES DECISION TO KEEP ITS PRINTXCEL DIVISION.


ENGLEWOOD, COLO. (JULY 9, 2002) -- Mail-Well, Inc. (NYSE: MWL) announced today that it expects second quarter 2002 earnings before restructuring and other charges to be below forecast results, largely as a result of lower-than-expected revenues.

"The downturn in our industries, especially the commercial printing industry, has continued longer than expected. As a result, our earnings and revenues for the second quarter will be below our earlier forecast," said Paul Reilly, Chairman, President and CEO. "Although our strategic initiatives are making us a more streamlined, efficient company, they are not sufficient to fully offset the prolonged slow down in sales."

Mail-Well had forecast proforma second quarter EBITDA in the range of $26-$30 million before the effect of restructuring charges on sales of approximately $380 million. The company now expects second quarter proforma EBITDA in the range of $16-$17 million before the effect of restructuring charges on sales in the range of approximately $345 million.

The Special Committee of the Board of Directors, established to oversee the disposition of the discontinued operations of the company, has today accepted management's recommendation that the remaining part of the company's Printed Office Products segment, known as PrintXcel, be withdrawn from the market. "PrintXcel has continued to perform as expected. However, the price that the potential buyer was able to offer given the present tight banking market environment was in our opinion totally inadequate," said Reilly. The improvement in the second quarter results by keeping PrintXcel will be approximately $6 million more on EBITDA, on extra sales of $50 million.

Mail-Well believes its full-year EBITDA including the full year impact of the operations of PrintXcel will be in a range of $125-$140 million. This is based on the assumption that there will


                                  - more -
be no improvement in sales levels from where they stand today, except for some seasonality as it relates to the Commercial Print segment in the third quarter.

Mail-Well will hold an investor conference call and simultaneous webcast on Tuesday July 9, 2002 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) to review in more detail the anticipated results above. The conference call will be hosted by Mail-Well's Chairman, President and CEO, Paul Reilly and Senior Vice President and Chief Financial Officer, Michel Salbaing.

To participate in the Mail-Well conference call on Tuesday, July 9, 2002 at 11:00 a.m. Eastern Time (10:00 a.m. Central, 9:00 a.m. Mountain, 8:00 a.m. Pacific), please dial in to 913-981-5542 or 800-289-0569 and give confirmation code #452805. Please call 5-7 minutes before the call is to begin. The conference call will also be webcast. To listen to the webcast, go to www.mail-well.com or www.streetevents.com or www.companyboardroom.com.

If you are unable to join the Mail-Well conference call, you may access a replay of the call starting Tuesday, July 9, 2002 at noon Mountain Time. To access the replay, please dial 888-203-1112 or 719-457-0820 and reference the confirmation code #452805. The replay will run until 12:00 a.m. Midnight Central Time Tuesday, July 16, 2002.

In addition, Mail-Well will host a conference call in conjunction with its Second Quarter 2002 earnings release and at that time full Second Quarter 2002 results will be released. The conference call will be held at 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time) on Thursday, July 18, 2002, and will be hosted by Mail-Well's Chairman, President and CEO, Paul Reilly and Senior Vice President and Chief Financial Officer, Michel Salbaing.

To participate in the Mail-Well conference call on Thursday, July 18, 2002 at 1:00 p.m. Eastern Time (12:00 p.m. Central, 11:00 a.m. Mountain, 10:00 a.m. Pacific), please dial in to 800-262-1292 or 719-457-2680 and give confirmation code #764986. Please call 5-7 minutes before the call is to begin. The conference call will also be webcast. To listen to the webcast, go to www.mail-well.com or www.streetevents.com or www.companyboardroom.com.

If you are unable to join the Mail-Well conference call, you may access a replay of the call starting Thursday July 18, 2002 at 2:00 p.m. Mountain Time. To access the replay, please dial 888-203-1112 or 719-457-0820 and reference the confirmation code #764986. The replay will run until 12:00 a.m. Central Time, Thursday, July 25, 2002.

Headquartered in Englewood, Colo., Mail-Well specializes in three growing multi-billion market segments in the highly fragmented printing industry: commercial printing, envelopes and printed office products. These divisions achieved sales of $1.9 billion in 2001. Mail-Well divested its label division in May 2002. Mail-Well has approximately 12,000 employees and more than 85 printing facilities and numerous sales offices throughout North America.

AS A PARTICIPANT IN THE CONFERENCE CALL, PLEASE NOTE THE FOLLOWING:
In the prepared remarks, as well as in response to your questions, management may make forward-looking statements. It should be understood that all such statements are subject to various uncertainties and risks that could affect their outcome. Factors which could cause or contribute to such differences include, but are not limited to, the ability to execute strategic initiatives including


                                  - more -
the timely sale of certain assets at favorable prices, economic conditions, product demand and sales, ability to obtain assumed productivity and cost savings, interest rates, foreign currency exchange rates, paper and raw material costs and the ability to pass them through to customers, waste paper prices, postage rates, union relations, competition and competitors' actions, availability of financing, and changes in the direct mail industry. Please refer to the company's 10-K, 10-Qs and other SEC filings for a more detailed discussion of the risks. None of management's statements in the conference call will constitute an offer to sell or a solicitation of an offer to buy Mail-Well securities.

This press release may make forward-looking statements, which are subject to various uncertainties and risks that could affect their outcome. Factors, which could cause or contribute to differences include, but are not limited to, the ability to execute strategic initiatives including the timely sale of certain assets at favorable prices, economic conditions, product demand and sales, ability to obtain assumed productivity and cost savings, interest rates, foreign currency exchange rates, paper and raw material costs and the ability to pass them through to customers, waste paper prices, postage rates, union relations, competition and competitors' actions, availability of financing, and changes in the direct mail industry. Please refer to the company's 10-K, 10-Qs and other SEC filings for a more detailed discussion of the risks. This press release does not constitute an offer to sell or solicitation of an offer to buy Mail-Well securities.

   NOTE: News Releases and other information on Mail-Well can be accessed at www.mail-well.com
                               -----------------




                                    ####